Exhibit 10.2

Execution Version

AMENDMENT NO. 1 TO THE CO-PROMOTION AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of July 31, 2013 (the “Amendment No. 1 Effective Date”) by and among GlaxoSmithKline LLC, a Delaware limited liability company (“GSK”) and Auxilium Pharmaceuticals, Inc., a Delaware corporation (“Auxilium”). GSK and Auxilium are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, GSK and Auxilium are parties to that certain Co-promotion Agreement, dated as of May 18, 2012 (the “Agreement”), relating to the co-promotion of the Product in the Territory;

WHEREAS, the Parties mutually desire to terminate the Agreement as of August 2, 2013 and accordingly desire to amend the Agreement in accordance with the terms set forth in this Amendment; and

WHEREAS, Section 16.9 of the Agreement requires any amendment of the Agreement to be in writing and executed by the Parties.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties and covenants contained in this Amendment, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms not otherwise defined in this Amendment have the respective meanings given to them in the Agreement.

ARTICLE 2

AMENDMENTS

2.1          New Section 3.3.  A new Section 3.3 shall be added to the Agreement by adding the following language immediately after Section 3.2(c)(vii):

“3.3        Mutual Termination Date.  Notwithstanding anything in this Agreement to the contrary, unless terminated earlier in accordance with Section 3.2, Auxilium and GSK each mutually agree that this Agreement shall terminate on August 2, 2013 (the “Mutual Termination Date”).  Prior to the Mutual Termination Date, the Parties shall continue to perform all of their respective obligations under this Agreement, subject to the terms and conditions of this Agreement.  For clarity, the Parties acknowledge and agree that the termination of this Agreement under this Section 3.3 constitutes an early termination but does not constitute expiration of this Agreement pursuant to Section 3.1 and that GSK will not be entitled to receive any Tail Payments as a result of such termination.”

ARTICLE 3

MISCELLANEOUS

3.1          Survival.  Notwithstanding anything in this Amendment, the continuing obligations of the Parties set forth in Section 12.1 of the Agreement remain.

3.2          Applicability of Certain Agreement Provisions; Non-Original Signatures.  The provisions of Sections 16.5, 16.6 and 16.10 of the Agreement, applied as if references in such Sections to “this Agreement” instead were references to “this Amendment,” shall apply to this Amendment as if fully set forth herein.  This Agreement may be executed by facsimile signature or by other electronic means, such as portable document format (.pdf) or tagged image file format (TIFF), which shall constitute a legal, valid and binding signature for purposes hereof as if it were an original signature.

3.3          Acknowledgements.  The Parties agree and acknowledge that as of the Mutual Termination Date (i) that there are no payments due from either Party to the other and (ii) that there are no reports due from either Party to the other.

3.4          Release of Claims.  In consideration of the agreements as set forth in this Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party (and all of its respective representatives, agents, servants, employees, officers, directors, board members, shareholders, parent and subsidiaries, predecessors, successors, or assigns) hereby fully releases, forever discharges, and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against the other Party (and all of its respective representatives, agents, servants, employees, officers, directors, board members, shareholders, parent and subsidiaries, predecessors, successors, or assigns) of and from any debts, actions, causes of actions, suits, judgments, claims, damages, costs, expenses, attorneys’ fees, penalties, obligations and liabilities, or demands, of every kind, character, nature and description, whether now known or unknown, suspected or claimed, whether vested, fixed or contingent, whether at law or in equity, as of the Mutual Termination Date, arising out of, in connection with or related to the Agreement, but not including claims for indemnity under Sections 13.3, 13.4 and 13.5.

3.5          Cooperation.  The Parties agree to cooperate in good faith in the wind down of the co-promotion activities as contemplated by the Agreement, including with respect to the certification of destruction of Confidential Information as required by Section 10.2(f) of the Agreement.

[Signature Page Follows]

NOW THEREFORE, each of the Parties has caused this Amendment to be executed by their duly authorized representative as of the date first set forth above.

GLAXOSMITHKLINE LLC

By:	/s/ Deirdre P. Connelly
	Name:	Deirdre P. Connelly
	Title:	President N.A.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
	Name:	Adrian Adams
	Title:	CEO and President